Securities and Exchange Commission Registration Number: 333-113270

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2/A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Amendment No. 8

LUTCAM, INC.
(Name of small business issuer in its charter)

NEVADA	5030	36-4536633
(State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1775 Lakeshore Rd
Sarnia, Ont N7X1B9 Canada
(519) 331-1103

(Address, including zip code and telephone number of principal executive offices and principal place of business)

Resident Agents of Nevada, Inc.
711 S. Carson Street
Carson City, NV 89701
(775) 882-4641

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable from time to time after this registration statement becomes effective.

Termination date of the offering: February 28, 2006

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _________________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _________________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _________________________.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]

If this form is filed to register securities for an offering to be made on a continuous or delayed basis in the future under Rule 415, please check the following box [X].

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per share (1) offering	Proposed maximum aggregate offering price	Amount of registration fee (2)
Voting Common Stock	5,000,000	$250,000	$0.05	$250,000	$31.75

(1) Estimated solely for purposes of determining the filing fee pursuant to Rule 457(f)(2) of the Securities Act of 1933.

(2) Previously paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus dated Septembr 22, 2005

LUTCAM, INC.

5,000,000 shares of $0.001 par value Common Stock
Purchase Price of $0.05 per share

The Offering:	Per Share	Total
Public Price	$0.05	$250,000
Underwriting Discounts/ Commissions (1)(2)		$0.00
Proceeds to Lutcam, Inc.(3)		$250,000

This is a "self-underwritten" public offering, with no minimum purchase requirement.

(1) We are not using an underwriter for this offering. See "Plan of Distribution."

(2) The expenses indicated do not include legal, accounting, printing, and related costs incurred in making this offering. We will need to pay all such costs, which we estimate to be $26,520.

(3) There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account. Any funds raised from this offering will be immediately available to Lutcam, Inc. for its use.

This is an initial public offering of common stock. There is no public trading market for our stock, and no assurance can be given that an active market will ever develop. The offering price for our stock may not be the same as any market price for our stock that might develop after the offering. Termination date of the offering: February 28, 2006.

This offering involves a high degree of risk, and the securities offered by this prospectus are highly speculative. You should only buy this stock if you can afford to lose your entire investment. See "RISK FACTORS" (beginning on Page 3) to read about risks you should carefully consider before buying this stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Inside front cover page of prospectus:

Lutcam, Inc.

Offering of 5,000,000 Shares of Common Stock

PROSPECTUS

September 22, 2005

TABLE OF CONTENTS

SUMMARY ………………………………………………………………………………………………………..	1
SUMMARY OF SELECTED FINANCIAL INFORMATION …………………………………………………..	2
RISK FACTORS ………………………………………………………………………………………………….	3
USE OF PROCEEDS ……………………………………………………………………………………………	6
DETERMINATION OF OFFERING PRICE …………………………………………………………………...	7
CAPITALIZATION ………………………………………………………………………………………………..	8
DILUTION …………………………………………………………………………………………………………	8
PLAN OF DISTRIBUTION ………………………………………………………………………………………	10
LEGAL PROCEEDINGS ………………………………………………………………………………………..	12
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS & CONTROL PERSONS ……………………...	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ………………	14
DESCRIPTION OF SECURITIES ……………………………………………………………………………...	14
INTEREST OF NAMED EXPERTS AND COUNSEL ………………………………………………………..	15
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ….	15
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS …………………………………………..	16
DESCRIPTION OF BUSINESS ………………………………………………………………………………...	16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION …………………………	23
DESCRIPTION OF PROPERTY ……………………………………………………………………………….	26
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ……………………...	27
EXECUTIVE COMPENSATION ………………………………………………………………………………..	27
FINANCIAL STATEMENTS …………………………………………………………………………………….	28
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE ……………………………………………………………………………………………………	45
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION ………………………………………………..	45
RECENT SALES OF UNREGISTERED SECURITIES ……………………………………………………...	45
UNDERTAKINGS ………………………………………………………………………………………………..	46
SIGNATURES ……………………………………………………………………………………………………	47

First page of the prospectus:

SUMMARY

The following summary highlights the more detailed information and financial statements appearing elsewhere in this prospectus. It is only a summary. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock as discussed in the "Risk Factors" section beginning on page 3.

LUTCAM, INC.

Our company, Lutcam, Inc., is a Nevada corporation. Lutcam distributes Thruflow(tm) interlocking polymer deck panels, which are manufactured solely by Thruflow, Inc. Thruflow, Inc. is a separate entity and is not a predecessor of Lutcam; Lutcam enjoys the exclusive right to distribute the Thruflow panels in the states of Michigan, Ohio, Pennsylvania, and New York. Lutcam also has non-exclusive distribution rights in Canada and the states of Indiana, Illinois, Iowa, and Wisconsin. Lutcam, Inc. was formed under Nevada law on July 30, 2003. Our executive office is at 1775 Lakeshore Rd., Sarnia, Ontario, N7X1B9, Canada, and our telephone number is (519) 331-1103. Our registered statutory office is at the same address. We use the terms "Lutcam", "we" and "our" in this prospectus to refer to Lutcam, Inc., unless the context indicates otherwise.

THE OFFERING

Total shares of common stock outstanding prior to the offering	2,500,000
Shares of common stock we are offering	5,000,000
Shares of common stock outstanding following this offering	7,500,000
Use of Proceeds by Lutcam
Lutcam will use the proceeds from this offering to secure additional office and warehouse space, to implement a marketing and advertising program, to reserve a small contingency fund, and for general operating capital.

Risk Factors
The stock offered by this prospectus is speculative and involves a high degree of risk. Investors should not buy this stock unless they can afford to lose their entire investment. Please see the Section entitled "Risk Factors" on page 3, below.

SUMMARY OF SELECTED FINANCIAL INFORMATION

The summary historical financial data should be read in conjunction with the financial statements (and accompanying notes) of our Company and the "Management Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the Prospectus.

Summary Financial Information

The summary historical financial data should be read in conjunction with the financial statements (and accompanying notes) of our Company and the "Management Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the Prospectus.

	For the three months ended June 30, 2004 (unaudited)	For the three months ended June 30, 2005 (unaudited)	Period from July 30, 2003 (date of inception) to December 31, 2003	Period from July 30, 2003 (date of inception) to December 31, 2004

Revenue	$ -	$ -	$ -	$ -
Cost of sales	-	-	-	-
General & administrative expenses	225	5,150	13,180	27,317
Net loss	$ (225)	$ (5,150)	$ (13,180)	$ (27,317)
Weighted average common shares outstanding:
Basic and diluted	2,500,000	2,500,000	2,500,000	2,500,000

Loss per share	$ (0.00)	$ (0.00)	$ (0.01)	$ (0.01)

Current assets	$ 3,283	$ 693	$ 15,310	$ 3,283
Total assets	3,283	693	15,310	3,283
Current liabilities	5,600	10,330	3,490	5,600
Total liabilities	5,600	10,330	3,490	5,600
Shareholders' equity (deficit)	$ (2,317)	$ (9,637)	$ 11,820	$ (2,317)

RISK FACTORS

The stock offered in this prospectus inherently involves a high degree of risk, and you should carefully consider the possibility that you may lose your entire investment. Given this possibility, we encourage you to evaluate the following risk factors and all other information contained in this prospectus before buying the common stock of Lutcam. Any of the following risks, alone or together, could adversely affect our business, our financial condition, or the results of our operations, and therefore the value of your stock.

RISKS RELATED TO THE COMPANY

Our product supply depends upon our distribution agreement with  and is conditioned upon us meeting the terms of our distribution agreement with Thruflow, Inc.; if our distribution agreement with Thruflow, Inc. fails, our business will suffer

We distribute only one product, the Thruflow deck panel, manufactured solely by Thruflow, Inc. Our right to distribute Thruflow derives from our distribution agreement with Thruflow, Inc. The distribution agreement is limited to ten years, and subsequent extensions of the agreement will only be possible if Thruflow, Inc. desires to extend or renegotiate the agreement. Also, we must meet particular conditions or Thruflow, Inc. would have the right to terminate the distribution agreement if it wished to. Lutcam must meet the following conditions, some of which will require Lutcam to obtain funding, or the distribution agreement might be terminated by Thruflow, Inc.:

•	Lutcam must generate sales growth of at least 15% annually.

•	Lutcam must use its best efforts to advertise and promote the product.

•	Lutcam must present to Thruflow, Inc. an annual marketing plan before each calendar year.

•	Lutcam must present detailed sales data to Thruflow, Inc. upon Thruflow, Inc.'s request.

Although Lutcam believes that its relationship with Thruflow, Inc. is strong and that it would have access to similar products from competing suppliers, any disruption in its sources of supply, particularly of the Thruflow panel, could have a material adverse effect on its financial condition and results of operations. When shortages occur, building material suppliers often allocate products among distributors. Future shortages may occur from time to time. If we cannot maintain a steady flow of Thruflow, Inc.'s products, we cannot maintain sales and sales growth, and this would mean that our business would suffer.

Lutcam's distribution agreement with Thruflow, Inc. is limited to by territory, and Thruflow, Inc. will grant additional territories to Lutcam solely at its discretion; if we cannot secure additional territories or products, our business will grow more slowly

Lutcam's distribution agreement with Thruflow, Inc. gives Lutcam the exclusive right to distribute the Thruflow panel in the states of Michigan, Ohio, Pennsylvania, and New York. Also, the distribution agreement give Lutcam the non-exclusive right to sell the Thruflow panel in Canada, and the states of Indiana, Illinois, Iowa, and Wisconsin. While Lutcam anticipates that Thruflow, Inc. will grant further sales territories to Lutcam in the future, Thruflow, Inc. is not bound to expand our sales territory. If Lutcam is restricted solely to sales in the territories granted under the distribution agreement and cannot expand into further territories, our business will grow more slowly, and it will have a material adverse effect on Lutcam's financial condition and results of operations.

We are dependent on key personnel and have no employment agreements or full-time employees, if we lose key employees our business will suffer

We are dependent on the services of Mr. Tully, our director, president, and CFO. We do not have an employment agreement with Mr. Tully. Mr. Tully is particularly important to our success because he possesses valuable experience in operating distribution companies, and has valuable sales and marketing experience. If we were to lose the services of Mr. Tully as a director and officer, such a loss would likely have an adverse effect on our ability to conduct business. Furthermore, Mr. Tully will only allocate a portion of his time (estimated at an average of 25 to 30 hours initially per week) to the business of Lutcam. Therefore, there is a risk that he might not devote enough time to Lutcam in fulfilling our business plan.

We are dependent on the services of Mr. Kjeldsen, our director and secretary. We do not have an employment agreement with Mr. Kjeldsen. Mr. Kjeldsen is particularly important to our success because Mr. Kjeldsen is the son of Otto Kjeldsen who is the president and principal owner of Thruflow, Inc. Thruflow, Inc. is the manufacturer of the Thruflow panel, and the company with whom we have a distribution agreement. If we were to lose the services of Mr. Kjeldsen as director and officer, such a loss would likely have an adverse effect on our ability to conduct business. Furthermore, Mr. Kjeldsen is currently employed by another business and he will only allocate a portion of his time (estimated at an average of 25 to 30 hours initially per week) to the business of Lutcam. Therefore, there is a risk that he might not devote enough time to Lutcam in fulfilling our business plan.

If we lose either of our key employees, we would lose the business relationships upon which our business depends, as well as the product and business knowledge that our key employees have. In such case, our business will suffer.

We will need new funding, which may not be available, in order to fully execute our business plan, and if we fail to raise new funding our business will fail

Our business plan-selling Thruflow deck panels-will depend on our ability to raise more money. Mr. Otto Kjeldsen has committed to loan the Company up to five hundred thousand dollars ($500,000.00) on a revolving line of credit. Except for that funding and what we hope to obtain as a result of selling our common stock as detailed in this prospectus, we have not investigated sources, availability, or terms for new funding. There is no assurance that additional funding required, if any, will be available from any source or, if available, that it can be obtained on acceptable terms. If we can not obtain new funding, our operations could be severely limited. If we do not raise significant amounts of capital by the end of November, 2005 we will need to postpone our operation plan until we can secure capital.

If we draw upon the revolving line of credit, we may incur a significant amount of debt financing.

If the Company draws upon the revolving line of credit, it will incur the amount of debt financing resulting from the amount drawn. Drawing the maximum amount available to the Company would result in a significant amount of debt financing. There is no assurance that the Company would be able to generate the cash flow from its operations that would be required to repay this significant amount of debt financing.

RISKS RELATED TO AN INVESTMENT IN LUTCAM STOCK

Our stock value is dependent on our ability to generate net cash flows; if we do not generate cash flows, our stock price will suffer

A large portion of any potential return on our common stock will be dependent on our ability to generate net cash flows. If we can not sell our products at a net profit, there will be no return on shareholder's equity, and this could well result in a loss of share value. No assurance can be given that we will be able to operate at a net profit now or in the future. If our stock price declines, investors in this offering could lose some or all of their investment.

Because there has been no prior market for Lutcam's common stock, it is impossible to predict the prices at which Lutcam common stock will trade in the open market; our stock price could decline

There has been no prior trading market for Lutcam's common stock, and there can be no guarantee as to the prices at which it will trade after completion of the offering. Until Lutcam common stock is fully distributed and an orderly market develops, the trading prices for it may fluctuate significantly, and may decline. If our stock price declines, investors in this offering could lose some or all of their investment. The prices at which shares of Lutcam common stock trade will be determined by the marketplace and may be influenced by many factors, including, among other things, the following factors:

•	the depth and liquidity of the market for Lutcam common stock;

•	investor perceptions of Lutcam, its business and the industries in which it operates ;

•	Lutcam's dividend policy;

•	Lutcam's financial results; and

•	general economic and market conditions.

If substantial volumes of the Lutcam common stock sold in this offering are re-sold soon after the offering, it could cause a decrease in the market price of Lutcam common stock

Substantially all of the shares of Lutcam common stock distributed in the offering will be eligible for immediate resale in the public market. In transactions similar to the offering, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the offering because of the differing objectives and strategies of investors.

We cannot predict whether substantial amounts of Lutcam common stock will be sold in the open market following the offering or what effect such sales might have. A large volume of sales in the public market during this period, or the perception that any redistribution has not been completed, would like cause a decrease in our stock price. If our stock price declines, investors in this offering could lose some or all of their investment.

Our stock may be subject to significant restrictions on resale of our stock due to federal penny stock regulations, and penny stocks carry financial risks for investors who trade such stocks

Our stock differs from many stocks, in that it is a "penny stock," and the SEC has adopted a number of rules to regulate penny stocks. The term "penny stock" generally refers to low-priced (below $5), speculative securities of very small companies. The penny stock rules impose additional burdens on brokers making transactions in penny stocks, and thus many brokers are unwilling to deal in penny stocks. If brokers are unwilling to deal in our stock, investors may have difficulty selling their shares. Also, the SEC has warned that the market for penny stocks has suffered in recent years from patterns of fraud and abuse, and in many cases investors in penny stocks have been harmed financially. We have included a more complete description of penny stock broker regulation and penny stock fraud in the section below entitled "Penny Stock Regulations."

Investors will experience an immediate and significant dilution of their interest if any securities registered hereunder are sold

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completing this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution is caused primarily by our arbitrary determination of the offering price for the shares detailed in this prospectus. Dilution also occurs because of the lower book value of the shares held by our current stockholders. Investors will experience an immediate and significant dilution of their interest if any securities registered hereunder are sold. We have included more complete information regarding dilution in the section below entitled "Dilution."

We may not sell any or only a limited number of securities offered by Lutcam; if we raise none or a limited number of securities, we cannot fully execute our business plan and our business will suffer

The possibility exists that we will not sell any of the securities detailed in this offering; or that we will sell only a limited number of securities. Lutcam has incurred expenses related to this offering. The offering expenses are to be paid from the proceeds of the offering. Should Lutcam fail to sell any securities or only a limited number of securities as offered, then offering costs would be paid from our operating budget. The addition of this financial obligation to the operating budget of Lutcam would mean that we would not have the funds needed to finance our business plan. If we cannot execute our business plan, or if we have to significantly scale back our business plan and operations, our business will suffer and could possibly fail.

USE OF PROCEEDS

Investors should be aware that there is no assurance that Lutcam will sell any of the securities offered and that our offering does not require any minimum number of securities to be purchased. The net proceeds available to us from the sale of the shares in this offering are estimated to be approximately $223,480 if the maximum offering is sold, after deducting offering expenses (estimated to be $26,520). The intended use of the net proceeds at various funding levels as percentages of the maximum offering is outlined below.

	Percent of Proceeds Received
Use of Proceeds	5%	25%	50%	75%	100%
Rent	$0	$15,000	$15,000	$15,000	$15,000
Sales and Marketing	$0	$7,000	$12,000	$24,000	$32,000
Equipment	$0	$5,000	$6,000	$10,000	$15,000
General and Office	$0	$3,000	$4,000	$7,000	$10,000
Wages and Salaries	$0	$4,000	$43,000	$70,000	$107,000
Automotive Expenses	$0	$1,000	$13,000	$20,000	$25,000
Entertainment and Promotion	$0	$980	$5,480	$14,980	$19,480
TOTAL	$0	$35,980	$98,480	$160,980	$223,480

DETERMINATION OF OFFERING PRICE

This is the initial public offering of Lutcam's common stock, and there is no public trading market in Lutcam's stock. As a result, the initial public offering price for the 5,000,000 shares being registered in this offering was determined in a largely arbitrary manner, with no reference to established criteria of value. The factors considered in determining the offering price were our financial condition and estimated prospects, our limited operating history, the amount of our company liabilities we hope to pay off, and the general condition of the securities market. The offering price is not an indication of and is not based on the actual value of Lutcam and bears no relation to the book value, assets, or earnings of Lutcam. The offering price should not be regarded as an indicator of the future price of the stock.

PENNY STOCK REGULATIONS

Our stock differs from many stocks, in that it is a "penny stock." The SEC has adopted a number of rules to regulate penny stocks. These rules require that a broker or dealer, prior to entering into a transaction with a customer must first furnish certain information related to the penny stock. The information that must be disclosed includes; quotes on the bid and offer, any form of compensation to be received by the broker in connection with the transaction and information related to any cash compensation paid to any person associated with the broker or dealer. Finding a broker or dealer that deals with penny stocks may be difficult due to the requirements that must be complied with by a broker or dealer who deals in penny stocks. A broker or a dealer dealing with penny stocks must:

A. obtain from the investor information regarding the individual's financial situation, investment experience, and investment objectives;

B. determine, based on that information, that transactions in penny stocks are suitable for the person and that the person has sufficient knowledge and experience that the person may be expected to be capable of evaluating the risk of transactions in penny stocks;

C. deliver to the investor a written statement that explains how the broker or dealer made their determination, that states in a highlighted format that the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person, and that the broker or dealer is required to provide the investor with the written statement.

These rules may affect your ability to sell our shares in any market that may develop for Lutcam stock. Should a market for our stock develop among dealers it may be inactive. Investors in penny stocks often are unable to sell stock back to the dealer that sold it to them. The mark-ups or commissions charged by broker-dealers may be greater than any profit a seller can make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold it to them. In some cases, the stock value may fall quickly. Investors may be unable to gain any profit from any sale of the stock, if they can sell it at all.

Potential investors should be aware that, according to the SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include:

A. control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

B. manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

C. "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

D. excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

E. the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

CAPITALIZATION

The following table sets forth our actual capitalization on June 30, 2005.

Stockholders' deficit:

Common Stock,$.001 par value, 75,000,000 shares authorized; 2,500,000 outstanding at June 30, 2005	$ 2,500
Additional paid-in capital	$ 22,500
Accumulated deficit	$ (34,637)
Stockholders' equity (deficit)	$ (9,637)
Total Capitalization	$ 693

DILUTION

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completing this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly because we have arbitrarily determined the offering price for the shares offered in this prospectus. Dilution also occurs because of the lower book value of the shares held by our current stockholders.

As of June 30, 2005, the net tangible book value of our shares of common stock was negative $9,637 or approximately negative $0.004 per share, based on 2,500,000 shares outstanding. Upon completion of this offering, if 100% of the offered shares are sold, the net tangible book value of the 7,500,000 shares to be outstanding will be $213,843, or approximately $0.029 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.033 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.029 per share.

Upon completion of this offering, if 75% of the offered shares are sold, the net tangible book value of the 6,250,000 shares to be outstanding will be $151,343, or approximately $0.025 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.029 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.025 per share.

Upon completion of this offering, if 50% of the offered shares are sold, the net tangible book value of the 5,000,000 shares to be outstanding will be $88,843, or approximately $0.018 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.022 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.018 per share.

Upon completion of this offering, if 25% of the offered shares are sold, the net tangible book value of the 3,750,000 shares to be outstanding will be $26,343, or approximately $0.007 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.011 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.007 per share.

Upon completion of this offering, if 5% of the offered shares are sold, the net tangible book value of the 2,750,000 shares to be outstanding will be negative $23,657, or approximately -$0.009 per share. This negative result is due to the company incurring expenses of $26,520 in this offering. The net tangible book value of the shares held by our existing stockholders will be decreased by $0.005 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to -$0.009 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

EXISTING STOCKHOLDERS
Price per share	$ 0.01
Net tangible book value per share before offering	$ (9,637)
Net tangible book value per share after offering assuming all shares are sold	$ 218,993
Net Increase in tangible book value to existing stockholders after offering assuming all shares are sold	$ 223,480
Capital contributions	$ 25,000
Number of shares outstanding before the offering	2,500,000
Number of shares after offering held by existing stockholders	2,500,000
Percentage of ownership after offering	33.33%

PURCHASERS OF SHARES IN THIS OFFERING IF ALL SHARES SOLD

Price per share	$ 0.05
Dilution per share	$ .021
Capital contributions	$ 250,000
Number of shares after offering held by public investors	5,000,000
Percentage of ownership after offering.	66.66%

PURCHASERS OF SHARES IN THIS OFFERING IF 75% OF SHARES SOLD

Price per share	$ 0.05
Dilution per share	$ 0.025
Capital contributions	$ 187,500
Number of shares after offering held by public investors	3,750,000
Percentage of ownership after offering.	60%

PURCHASERS OF SHARES IN THIS OFFERING IF 50% OF SHARES SOLD

Price per share	$ 0.05
Dilution per share	$ 0.032
Capital contributions	$ 125,000
Number of shares after offering held by public investors	2,500,000
Percentage of ownership after offering.	50%

PURCHASERS OF SHARES IN THIS OFFERING IF 25% OF SHARES SOLD

Price per share	$ 0.05
Dilution per share	$ 0.043
Capital contributions	$ 62,500
Number of shares after offering held by public investors	1,250,000
Percentage of ownership after offering.	33.33%

PURCHASERS OF SHARES IN THIS OFFERING IF 5% OF SHARES SOLD

Price per share	$ 0.05
Dilution per share	$ 0.041
Capital contributions	$ 12,500
Number of shares after offering held by public investors	250,000
Percentage of ownership after offering.	9.09%

PLAN OF DISTRIBUTION

We plan to offer and sell a maximum of 5,000,000 shares of Lutcam's $0.001 par value common stock to the public at a purchase price of five cents ($0.05) per share. The offering will be made on a "self-underwritten" basis, meaning we will sell shares through our director Kerry Tully, without an underwriter, and without any selling agents. Officers, directors and affiliates may not purchase shares in this offering. The offering will be made on a continuous basis until November 30, 2005 when this offering will end. There will be no extensions to this offering. This is not an underwritten offering. The gross proceeds from this offering will be $250,000 if all the shares offered are sold. No commissions or other fees will be paid, directly or indirectly, to any person or firm in connection with solicitation of sales of the shares.

There is no minimum investment or minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow or trust account during the offering period, and no money will be returned to you once we accept your subscription. Once the SEC declares this offering effective, the shares of common stock represented by the offering will be registered pursuant to Section 5 of the Securities Act of 1933.

We will sell the shares in this offering through Kerry Tully, one of our directors. Kerry Tully will contact individuals and corporations with whom he has an existing or past pre-existing business or personal relationship and will offer to sell them our common stock. Kerry Tully will receive no commission from the sale of any shares. Kerry Tully will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker- dealer. The conditions are that:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Kerry Tully is not subject to disqualification, is not being compensated, and is not associated with a broker- dealer. Kerry Tully is and will continue to be one of our directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or an associated person of a broker/dealer. Kerry Tully has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. Kerry Tully intends to contact persons with whom he had a past or has a current personal or business relationship and solicit them to invest in this offering.

There may be significant restrictions on the resale of our stock due to federal penny stock regulations. These restrictions may include that a broker or dealer must furnish additional information to a customer prior to entering into a transaction with a customer, the broker or dealer must disclose certain bid and offer quotation information with regard to our stock and any compensation paid to the broker or dealer or any cash compensation paid to any associated person of the broker or dealer.

Our stock differs from many stocks, in that it is a "penny stock." The SEC has adopted a number of rules to regulate penny stocks. These rules require that a broker or dealer, prior to entering into a transaction with a customer must first furnish certain information related to the penny stock. The information that must be disclosed includes; quotes on the bid and offer, any form of compensation to be received by the broker in connection with the transaction and information related to any cash compensation paid to any person associated with the broker or dealer.

These rules may affect your ability to sell our shares in any market that may develop for Lutcam stock. Should a market for our stock develop among dealers it may be inactive. Investors in penny stocks often are unable to sell stock back to the dealer that sold it to them. The mark-ups or commissions charged by broker-dealers may be greater than any profit a seller can make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold it to them. In some cases, the stock value may fall quickly. Investors may be unable to gain any profit from any sale of the stock, if they can sell it at all.

Procedures for Subscribing: If you decide to subscribe for any shares in this offering, you must:

1. execute and deliver to us a subscription agreement; and

2. deliver a check or certified funds to us for acceptance or rejection.

3. no offer for sale can be made or subscriptions accepted until the registration statement has been declared effective by the SEC.

All checks for subscriptions must be made payable to "LUTCAM, INC."

Right to Reject Subscriptions: We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. We will immediately return all monies from rejected subscriptions to the subscriber, without interest or deductions. We will accept or reject subscriptions for within 48 hours after we receive them.

Regulation M of the Securities and Exchange Act of 1934 (which replaced Rule 10b-6) may prohibit a broker/dealer from engaging in any market making activities with regard to a company's securities. Under ss.242.104 of Regulation M, stabilizing is prohibited except for the purpose of preventing or retarding a decline in the market price of a security. We do not plan to engage in any passive stabilizing activities.

Lutcam, Inc. intends to become a fully reporting company and intends to file with the Securities and Exchange Commission (the "SEC") all reports and other information required under the Securities Exchange Act of 1934. The public may read and copy, at certain prescribed rates, such material at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a website at http://www.sec.gov, which contains reports, proxy, other information statements, and other information regarding issuers that file electronically.

Our stock currently has no public trading market. Once this Form SB-2 becomes effective, we intend to prepare a Form 15c2-11 and seek a market maker to apply for a listing on the Over the Counter Bulletin Board (OTCBB). We believe obtaining a listing on the OTCBB will provide some liquidity for our shareholders and create a public market for our securities. However, there is no guarantee that Lutcam will obtain a listing or that a public market for our securities will develop, even if we do obtain a listing on the OTCBB.

We do not plan to send annual reports to our shareholders. However, upon request we will send our shareholders a copy of our annual report (which will include audited financial statements) free of charge. We will also provide free of charge, to each person who has received a prospectus, a copy of any information incorporated herein by reference. To request such information, call (519) 331-1103 or write to: Kerry Tully, president/director, Lutcam, Inc., 1775 Lakeshore Rd., Sarnia, Ontario, N7X1B9, Canada.

LEGAL PROCEEDINGS

We are not subject to any legal proceeding that would have a material effect on our operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS & CONTROL PERSONS

The following persons are officers and directors of Lutcam as of the date of this prospectus:
Name	Age	Position
Kerry Tully	55	Director, President, and CFO
Dennis Kjeldsen	34	Director, Secretary

Kerry Tully has served as a Lutcam director, president, and CFO since July of 2003. Mr. Tully is an organizer and promoter of Lutcam. From May of 1996 to June of 1999, he served as the general manager of Telsn, an Ontario-based company that resells local phone lines. Mr. Tully's responsibilities were overseeing and managing all aspects of the business. From February 2002 to the present, he has worked to organize Lutcam. Mr. Tully's duties included researching the business climate for Thruflow, Inc.'s products, the development of our marketing plan, and the negotiation of our distribution agreement with Thruflow, Inc.

Dennis Kjeldsen has served as a Lutcam director and Secretary since July of 2003. Mr. Kjeldsen also assisted with the organization of Lutcam, and thereby served as a promoter of Lutcam. From January 1991 to the present he has served as the prototype manager of Aar-Kel Moulds of Wallaceburg, Ontario, Canada. Aar-Kel Moulds designs and manufactures plastic molds for the automotive industry. Mr. Kjeldsen's responsibilities were directing personnel and operating Aar-Kel's day-to-day business. Mr. Kjeldsen is the son of Otto Kjeldsen who is the president and principal owner of Thruflow, Inc.

No other person is expected to make a significant contribution to Lutcam who is not identified in this prospectus as an executive officer or director of Lutcam.

All executive officers are appointed by the board and hold office until the board appoints their successors or they resign.

Lutcam does not have an audit committee at present, and thus does not have an audit committee financial expert serving on its audit committee. The directors have determined that appointing an audit committee at this time would be premature because Lutcam has only two shareholders, and has no public class of securities. The directors intend that following the completion of the offering contemplated by this registration that it will appoint an audit committee and appoint an audit committee financial expert.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a) Security Ownership of Certain Beneficial Owners.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 15, 2005 by each person known by us to beneficially own more than 5% of the outstanding shares of common stock, or preferred stock.

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class
Voting Common Stock	Dennis Kjeldsen 366 Pine Court Corunna, Ontario N0N 1G0, Canada	500,000 shares, owned individually	20%
Voting Common Stock	Kerry Tully 1775 Lakeshore Rd. Sarnia, Ontario N7X 1B9, Canada	2,000,000 shares, owned individually	80%

(b) Security Ownership of Management.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 15, 2005 by each of our directors and named executive officers, and our directors and named executive officers as a group.

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percentof class
Voting Common Stock	Dennis Kjeldsen	500,000 shares, owned individually	20%
Voting Common Stock	Kerry Tully	2,000,000 shares, owned individually	80%

DESCRIPTION OF SECURITIES

General

Lutcam's authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001, of which 2,500,000 are issued and outstanding as of June 15, 2005. There is no authorized preferred stock, and there are no options, warrants or other instruments convertible into shares outstanding.

Shares of Common Stock

Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event of a liquidation, dissolution or wind-up of Lutcam, the holders of common stock are entitled to share equally and ratably in the assets of Lutcam, if any, remaining after the payment of all debts and liabilities of Lutcam and the liquidation preference of any outstanding preferred stock. There are no dividend, voting, preemptive or other rights associated with Lutcam's common stock, except those generally provided under state law.

Lutcam has not paid any cash dividends since inception and does not anticipate doing so in the foreseeable future. The future payment of cash and non-cash dividends, if any, on the common stock is within the discretion of the board of directors and will depend on Lutcam's earnings, capital requirements, financial condition and other relevant factors. No assurance can be made that any cash or non-cash dividends will be paid on the common stock in the future.

INTEREST OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" (as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933) whose services were used in the preparation of this Form SB-2/A-5 was hired on a contingent basis or will receive a direct or indirect interest in Lutcam.

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for Lutcam by Philip J. Englund, an attorney licensed in the State of California.

Experts

The financial statements of Lutcam as of December 31, 2004, audited by Wong Johnson & Associates, A Professional Corporation, our independent auditors, as stated in their report appearing herein dated June 8, 2005.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Lutcam's Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by Nevada state law. Lutcam's bylaws likewise provide that Lutcam will indemnify and hold harmless its officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on behalf of Lutcam, to the full extent allowed by Nevada law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 28, 2003, Lutcam sold 500,000 shares of common stock to Director Dennis Kjeldsen at a price of one cent ($0.01) per share for a total of $5,000, without underwriting discounts or commissions.

On October 23, 2003, Lutcam sold 2,000,000 shares of common stock to Director Kerry Tully at a price of one cent ($0.01) per share for a total of $20,000, without underwriting discounts or commissions.

Dennis Kjeldsen has served as a Lutcam director and Secretary since July of 2003. Mr. Kjeldsen also assisted with the organization of Lutcam, and thereby served as a promoter of Lutcam. Mr. Kjeldsen is the son of Otto Kjeldsen who is the president and principal owner of Thruflow, Inc., the primary supplier of the products that we distribute. In the section immediately following, entitled "Description of Business" we outline the terms of our distribution agreement with Thruflow in the subsection entitled "The Distribution Agreement between Thruflow, Inc. and Lutcam" and we describe Thruflow's business in the subsection entitled "The Business of Thruflow, Inc."

DESCRIPTION OF BUSINESS

This prospectus contains forward-looking statements which involve risks and uncertainties, including trends in the real estate investment market, projected leasing and sales and future prospects. Actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

Lutcam's Business

Lutcam was organized in Nevada on July 30, 2003. Lutcam distributes Thruflow(tm) interlocking polymer deck panels; Lutcam enjoys the exclusive right to distribute the Thruflow panels in the states of Michigan, Ohio, Pennsylvania, and New York. Lutcam also has non-exclusive distribution rights in Canada and the states of Indiana, Illinois, Iowa, and Wisconsin. Thruflow panels have many uses such as for animal husbandry, marine decking, finished walkways, decks, and patios. Thruflow panels are an innovative alternative to traditional wooden decks, and have the following advantages and features:

•	Thruflow panels are manufactured of an advanced polymer which makes them lightweight, strong, durable, resistant to rot and deterioration, and nearly maintenance-free.

•	Thruflow panels are pre-manufactured in three-foot and four foot lengths, which reduce construction and installation time.

•
Each Thruflow panel has a pattern of hundreds of open slots of varying lengths-approximately 43% of each panel's surface is open. These slots allow foreign material, water, and sunlight to pass through the panels.

•	Thruflow panels have a knurled, non-slip surface which increases safety.

•	Thruflow panels are available in several colors.

The Thruflow panels have been produces since 1995 and were originally designed for use in the swine husbandry business as barn flooring. The swine husbandry and animal husbandry business is still a valid and important market for Thruflow and for Lutcam. Thruflow panels allow animal waste and cleaning waste to pass through the panels where the waste can be centrally collected. This results in a more hygienic environment and results in saving for the farmer. Thruflow achieved success in the swine husbandry market in the late 1990s, but the market for barn flooring is small, and was quickly saturated. At that time, Thruflow, Inc. began to develop its product to meet the needs of other markets such as home residential and commercial decking, and boat docks.

Lutcam's sales depend on the national and local new residential construction markets for roughly 10% of its business, upon the home improvement and remodeling markets for roughly 40% of its business, upon the marine decking business for roughly 40% of its business, with the remaining 10% depending upon miscellaneous uses such as animal husbandry.

We compete in the decking and barn flooring marketplace with both natural wood products and manufactured products. The natural wood decking and barn flooring products with which we compete are chemically treated and pressure-treated lumber products, such as the Wolmanized(r) brand of lumber products. Natural wood decking is generally less expensive than manufactured decking such as Thruflow and some customers will prefer its natural appearance for some applications, but it has several disadvantages compared to Thruflow: First, treated lumber contains harmful chemicals, including arsenic, which can leach from the treated lumber into the environment. Second, because Thruflow is slotted, it allows sunlight and debris to pass through. Thus, in a decking application, marine life can flourish underneath a Thruflow installation, whereas opaque natural wood chokes plant life. In a farming application, Thruflow creates a more hygienic environment. Third, natural wood products deteriorate much more quickly than Thruflow products. Fourth, manufactured decking such as Thruflow is maintenance-free.

While we will always face some competition from natural decking products, the market for decking and flooring products is trending towards manufactured products such as Thruflow.

A recent study by Freedonia Group analyzes the $3.4 billion US decking industry. It presents historical data for 1990, 1995 and 2000 and forecasts to 2005 and 2010 by material (e.g., pressure-treated wood, redwood, cedar, wood-plastic composite, vinyl, and polyethylene); by market; and by US geographic region. The study also examines the market environment, details industry structure and market share, and profiles 37 key companies including Georgia-Pacific, Temple-Inland, Weyerhaeuser, AERT, Heritage Vinyl Products, Louisiana-Pacific, Royal Crown, TimberTech, Trex, and US Plastic Lumber.

The total size of the market for plastics and composite lumber market is expected to grow by approximately 15% per year through 2006 to a total of 1.5 billion dollars. This projected rate of growth is higher than the rate of growth estimated for natural wood products. The commercial and residential decking portion of this market is to remain the largest with at least one-third of the total market. This is the largest single application for plastic and composite lumber in the U.S. Increasing familiarity with these products on the part of contractors and manufacturers coupled with the demise off CCA treated lumber and it's more expensive alternative CQA treated lumber will help generate escalating demand (June 2002, Freedonia Group).

Our Competition

We also face more direct competition in the decking and barn flooring marketplace from manufacturers of fully manufactured plastic products and combination wood and plastic products. Our more direct competitors would be Trex Manufacturing, Alumidoc, and Smidley Sure Step.

Smidley Sure-Step

Smidley Sure-Step is currently our only direct competitor in the animal husbandry industry, and is the only other slotted decking product sold in our market. It is manufactured of plastic, like our product.

Smidley Sure-Step
Marting Mfg. of Iowa, Inc.
551 3rd Ave. SE
Britt, Iowa 50423
Fax: 641-843-4432
Phone: 800-392-5632

Trex Decking

Trex decking and railing products are made from a unique combination of reclaimed wood and plastic, using high qualities of both materials. The plastic shields the wood from moisture and insect damage, so there's no rotting or splintering. The wood protects the plastic from UV damage and gives a deck a solid, natural feel.

Trex Company
Winchster VA
Phone: 1800-BUY-TREX
www.trex.com

Alumadock

ALUMADOCK gangways are made from 2" x 2" x 1/8" and 2" x 4" x 1/8" marine grade aluminum. Standard size is 4' x 20' but custom sizes can be made. It is possible to buy an aluminum gangway to fit wood dock. Side rails eliminate the need for solid flotation from the berth of the walkway to the dock. Add a set of wheels to facilitate movement in and out due to water fluctuation.

Alumadock uses an HD polyethylene stay cool slotted surface. This decking can be used to build matching decks. Other benefits include full UV protection, unique connection system, virtually any layout, maintenance free, 10 year warranty.

ROBCO MANUFACTURING, INC.
P.O. Box 2600
651 Bearpond Rd.
Henderson, NC 27536
Phone: 252-438-7399
www.alumadock.com

From 2001 to the present, the Smidley Sure Step product has competed with Thruflow only regionally in Michigan and Minnesota with limited success. There have been instances where Smidley Sure Step has been promoted to Thruflow customers. The Sure Step product is thinner than the Thruflow product, as it is designed to replace wood without modifying existing aluminum extrusions that are common in the husbandry industry; thus, Sure Step is not as strong as Thruflow's panels. Like Thruflow, Sure Step is UV protected. The Thruflow product supports more weight, and is technically superior while staying more cost effective.

Trex focus more on the decking market while Thruflow focuses on the docking market. We feel the Thruflow product --by being 100% plastic as opposed to Trex being a wood/plastic combination -- has superior strength and a higher level of technology. As a result, Thruflow is easy to assemble and with no maintenance required, Thruflow is designed to be the finished walkway for a dock or any outdoor flooring structure.

The Aluminum Docking Systems is a close competitor to the Thruflow model. It becomes a personal preference as to whether consumers prefer aluminum or plastic for their needs. To help sway this decision Thruflow is able to offer the same, high quality, product with similar technical specifications for less than half the cost.

In summary the main advantages Thruflow has over the competition are:

- Easy to Assemble
- No fabrication
- No Maintenance
- UV Protection
- Predrilled
- 400 lb per square foot live load
- 360 degree knurled non-slip surface
- Strong, durable and lightweight
- Available in 4'*1 and 3'*1 panels
- Interlocking tabs for easy installation

Product Pricing Comparison

The table below compares the prices of various decking products and Thruflow
Product Identification	Price Per Unit	Piece Size	Coverage (Sq.Ft.)	Cost Per Sq. Ft.
Pressure Treated Lumber	$ 9.65	2 x 6 x 12	6	$ 1.61
Thruflow Decking	$ 13.36	1.25 x 4 x 1	4	$ 3.34
Cedar Decking	$ 23.82	2 x 6 x 12	6	$ 3.97
Trex	$ 40.00	2 x 6 x 12	6	$ 6.67
Alumadock	$ 48.95	2 x 6 x 12	6	$ 9.95

We are not dependent, nor do we expect to become dependent, upon one or a few major customers.

The Distribution Agreement Between Thruflow, Inc. and Lutcam

Thruflow panels are manufactured by Thruflow, inc., which was formerly called Otron Tech Inc., of Wallaceburg, Ontario since 1996. Lutcam is the exclusive distributor of Thruflow panels in the states of Michigan, Ohio, Pennsylvania, and New York, and a non-exclusive distributor of Thruflow panels in Canada, and the states of Indiana, Illinois, Iowa, and Wisconsin according to the terms of a distribution agreement between Otron Tech and Lutcam; Thruflow, Inc. was named Otron Tech Inc. at the time the distribution agreement was made. The distribution agreement is attached to this registration statement as an exhibit. The essential terms of the distribution agreement are as follows:

•	Under the distribution agreement, Thruflow, Inc. agrees to manufacture and deliver to Lutcam its Thruflow panels.

•
Lutcam enjoys the exclusive right to distribute the Thruflow panels in the states of Michigan, Ohio, Pennsylvania, and New York. Lutcam also has non-exclusive distribution rights in Canada and the states of Indiana, Illinois, Iowa, and Wisconsin, although Thruflow, Inc. may grant additional territories in the US to Lutcam at Thruflow, Inc.'s discretion.

•	The agreement remains effective for ten years from February 2, 2004, the date the agreement becomes effective, and is renewable for an additional ten year period at Thruflow, Inc.'s option.

•
Lutcam is obligated to perform the following: it must use its best efforts to advertise and promote the product, it must provide an annual marketing plan to Thruflow, Inc., and while there are no sales requirements for the first year, it must generate sales growth of at least 15% annually over the prior year, and must provide detailed sales data to Thruflow, Inc. upon request.

•	The distribution agreement can be terminated before the end of ten years if either party does not meet its obligations under the agreement or becomes bankrupt or insolvent.

How We Plan to Market and Distribute Our Products

Thruflow is presently redefining the distributor's role in the distribution process. The trend is to move from outside distributors to selling Thruflow products directly to the end user. As distributors’ agreements have run out, Thruflow has not renewed them, treating the distributor as an end user in pricing and billing practices. Thruflow has been selling to the distributors Free on Board (“F.O.B.”), its Wallaceburg plant. The distributors have then marked the product up to realize a profit. Due to these practices, inconsistencies in pricing to the end user now exist. It is Thruflow’s intention to establish a more consistent offering in the market place, thereby improving customer acceptance and providing better future pricing policies. Thruflow anticipates Lutcam becoming the marketing and distribution arm for their product. To date, distributors have taken on two main forms; one being a company that supplies directly to the marine industry, the second being basic material and supply shops. (Ex. Lumber and building material suppliers) An example of the latter are: Innovative Products Marketing located in Michigan.

Innovative Products Marketing, located in Michigan, is the only remaining distributor presently being utilized by Thruflow, with a contract through December 31, 2005. Thruflow has not renewed its contracts with previous distributors with the anticipation of Lutcam's role in heading up the sales and marketing program which will include: training, pricing, follow up on sales, as well as establishing a new and increased distribution network.

Lutcam has not determined what arrangements will be made for the relationship with the Thruflow distributors. This will be done on a case-by-case basis as we gain experience with each of them.

We will initially develop sales through existing distributors in our territories. We have already developed training manuals to educate distributors and installers of our products. We will train our distributors in the sales and use of our products and provide materials to installers. Naturally, the distributors will already be familiar with building practices and materials. We will offer incentives to our distributors in the form of commissions, and possibly exclusive selling arrangements.

We will promote the Thruflow panels through various media advertising which we have already identified. This would include magazines such as Marina & Dock Age, Marina & Boatyard Today, and Professional Deck Builder. This would also include trade publications such as the Marina Operators Association Newsletter, and the Dock-Deck-Railing Industry Association's web site. We plan to attend the Deck Expo trade show. We will coordinate our advertising with Thruflow, Inc.

The first sales representative hired will be paid a salary of $50,000. In addition to this salary, all pertinent business expenses -- car, travel, accommodation, communication and entertainment -- will be borne by the company. It is anticipated that this sales representative will become the sales manager with a 15% -20% salary increase and an additional commission of 2% of gross sales will be added on top of his/her salary. Subsequent sales representatives will be hired at a salary of $50,000 as well as 2% of sales generated in their territory.

We will not distribute the product ourselves. Distribution will be FOB directly from the Thruflow, Inc. plant using independent transport companies paid by the purchaser.

The Business of Thruflow, Inc.

Investors in this offering will not acquire any interest in Thruflow, Inc. Thruflow, Inc., the manufacturer and developer of the Thruflow panels was organized in 1996 under the name Otron Tech Inc. and maintains an office at 1239 Dufferin Ave., Wallaceburg, Ontario, Canada. Thruflow, Inc. manufactures the Thruflow panels of high density polyethylene and polypropylene. Thruflow sells its products to distributors, manufacturers, and retailers, and does not sell directly to the end user. To date, the primary geographic market for application has been Canada and the northern states of Michigan, Wisconsin, and Minnesota, where the Thruflow panels are popular for pre-manufactured roll in and roll out docks, where the waterways experience winter freezing.

Thruflow, Inc. has ten full and part time employees. Thruflow, Inc.'s revenues for the 2002 and 2003 fiscal periods were $3,844,200 and $2,878,000, respectively. These figures include sales of the Thruflow panels as well as other products that Thruflow, Inc. manufactures and sells. Expected earnings before taxes for 2004 is 15% of revenues.

To date, we have not made any sales of Thruflow panels. Thruflow, Inc. has made sales of Thruflow panels as follows: in 2002, $692,000, and in 2003, $1,367,000.

Thruflow, Inc. relies upon several suppliers for linear low density and high density polyethylene resins used in the injection molding process used to make Thruflow. These suppliers include Nova Chemical, Esso Petroleum, and Union Carbide. Thruflow, Inc. is not dependent upon any single supplier, and polyethylene resins can be purchased from a variety of additional suppliers.

Over the past 12 months Thruflow has not renewed the existing distributor agreements in the states of Michigan, Ohio, Pennsylvania, and New York. Thruflow is presently selling their products directly to the end user. This approach will allow Lutcam to immediately being the marketing of Thruflow products on an exclusive Lutcam basis.

Past arrangements that Thruflow has had with previous distributors were that Thruflow was sold to the distributor at a set price and it was left to the discretion of the distributor as to how much they chose to mark up the product. This created wide price variances and subsequent customer dissatisfaction. Moving forward, it is Lutcam's intention to have consistent pricing for all end users.

Previous distributors also had poor product knowledge as a result of little or no training and little or no targeting of business goals. In comparison Lutcam will develop a business plan and monitor the performance of the goals and targets established in this plan. To help in the realization of these goals Lutcam will develop a training program including emphasis in areas of technical knowledge, sales, and reporting.

Finally, previous distributors had no non-compete agreements which resulted in them dealing with competitive products. Lutcam's agreement will discourage distributors from selling other competitors products.

General

We have not made any expenditures in the last two years on research and development activities because we sell an existing product. We do not expect to incur any research and development expenses in the next three years.

We do not own the patent or the trademark to Thruflow. All the patent and trademark rights to Thruflow belong to Thruflow, Inc.

We will not be significantly impacted by compliance with US federal or state or local environmental laws. Similarly, we do not expect to be significantly impacted by existing or probable governmental regulation of our business.

Lutcam's Employees

As of September 1, 2005, Lutcam has no employees. Lutcam is operated by our two director/officers, Kerry Tully and Dennis Kjeldsen.

Reports to Security Holders
We are not required to deliver an annual report to security holders and do not plan to send a copy of the annual report to them. If we choose to create an annual report, it will contain audited financial statements. We intend to file all required information with the Securities and Exchange Commission ("SEC"). We plan to file with the SEC our Forms 10KSB, 10QSB and all other forms that are or may become applicable to us.
The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street NW, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We have filed all statements and forms with the SEC electronically, and they are available for viewing or copy on the SEC's Internet site, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address for this site is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We did not have revenues in our previous years of operations. Our operations since inception have been limited to organizing Lutcam, and securing the distribution agreement between Lutcam and Thruflow, Inc. We are a development stage company with no revenues or customers to date.

General

Our business plan for the next twelve months involves the pursuit of two main objectives:

♦
We will establish a dealer network and sales force initially in the states of Michigan, Ohio, Pennsylvania, and New York. We will generate sales through existing distributors/dealers in the construction materials industry. Existing dealers are familiar with industry customs, applications, and related products.

♦	We will establish an advertising, promotional and support campaign. Our promotional efforts will include media advertising and attendance at trade shows.

Income/Losses

We had no income in the fiscal year ended December 31, 2004. Our efforts since inception, July 30, 2003, have been limited to organizing Lutcam. During the fiscal year ended December 31, 2004, we incurred expenses of $14,137. Revenues will be determined at full retail prices and all associated expenses, including commissions, will be shown as cost of sales and deducted accordingly.

Liquidity and Capital Resources

We incurred a net loss from inception to December 31, 2004 of $27,317. This loss includes $26,810 in professional fees and $507 in general administrative fees incurred in connection with our organization.

Cash flows from financing activities from inception to December 31, 2004 was $25,490, which we raised from stock sales to related parties of $25,000 and $490 due to a related party.

Expected Cash Requirements

As of June 30, 2005, we had cash of $693, our sole asset, and liabilities of $10,330. We will need approximately $180,000 to run our operations for the first year after the effectiveness of this registration statement. This will primarily be spent establishing and expanding both the sales revenues and the sales outlets in the State of Michigan. The existing dealer and end users will be qualified, retrained and supported by Lutcam. The Company anticipates that the majority of this cash requirement will come from the proceeds of this offering, with the balance coming from the new revolving line of credit. We expect to have sales beginning immediately because according to the terms of our distribution agreement with Thruflow, Inc., we will assume their existing sales revenues, beginning in Michigan and expanding into the other states in which we have exclusive rights. At the end of 2006, the Company plans to be operating in a cash positive position.

We intend to commence operations by October 30, 2005 whether the total amount of funding has been obtained or not. In the event that there is a shortfall in the funding, the shortfall will be made up by funding coming from the Revolving Line of Credit Agreement dated February 9, 2005, attached as an Exhibit hereto, in which Mr. Otto Kjeldsen has committed to loan the Company up to Five hundred thousand dollars ($500,000). Under this revolving line of credit, we can draw amounts up to the total allowable, repaying a minimum of interest only, at eight percent (8%) per annum, in monthly payments until the maturity date of December 31, 2007, at which time the balance is due and payable.

Thruflow today has one existing sales representative assisting the distributor and sales network in the states of Michigan, Ohio, Pennsylvania, and New York, as well as direct sales by Thruflow. These distributors and sales agents are; Fargo Distribution, Regal Plastics, and Meyer's Plastics. These distributors and sales agents have been selling and representing the Thruflow product line for approximately three years and presently collectively generate approximately $400,000  in sales revenue yearly.

Lutcam cannot assure investors that Lutcam will receive revenues comparable to the revenues received historically by Thruflow.

With Lutcam becoming a sales and marketing company, by definition they will be actively soliciting for additional dealers and agents who will be qualified, directed, incented, and brought on over a period of the next year to further expand and develop whatever the existing revenue and sales base may be. Lutcam will assume this sales revenue in the early phases of its plan.

The following table outlines phases of our development, material events or steps required until revenues are generated, conditions or contingencies to the achievement of those events, including the expected amount of funding necessary to achieve each goal, and the time frame required to achieve each goal.

Lutcam Corporate Development	Amount of Funding Required for each Phase	Development Phases	Time Frame for each Phase	Sales and Marketing Development

Open Office in Port Huron Michigan	$60,000	Phase One	November 1, 2005- December 15, 2005	Develop Sales collateral utilizing present Thruflow sales material

Hire Secretary				Advertise in Marina Dock Age 2005

Visit Present Thruflow Customer with Thruflow Rep				Direct Mail Campaign advertise in Boating Industry Magazine

Hire Sales Rep (to become sale mgr) to work with K.Tully and Otron Rep				Sales rep to complete Thruflow training program

Roll out Sales in Michigan begin by contacting existing dealers in Michigan (such as Fargo) retrain and refocus dealer sales reps.	$100,000	Phase Two	December 16, 2005 - June 30, 2006	Focus primarily on existing Thruflow Customers join MOAA (Marina Operators Association of America)

Increase Michigan Sales through the addition of new dealers in areas not presently being covered	$80,000	Phase Three	July 1, 2006 - January 31, 2007	Trade shows and advertise in Marina and Boatyard Today Media

Roll out Sales in Ohio, Pennsylvania and New York. Sales begin by contacting existing dealers in such as Regal Plastics				Target Big Box Companies for sale of pre fab kits and will build relationships and info materials to support

Hire additional Sales Rep (Lutcam)	$50,000	Phase Four	February 1, 2007 - August 31, 2007	Sales rep to complete Thruflow training program

Maintain dealer education program in Michigan Sales	Becomes cash positive			Increase market and sales focus on animal husbandry

Increase dealer sales through educational planning and corporate support in Ohio, Pennsylvania and New York Sales				Direct Mail Campaign and advertise in Marina Dock Media

Roll out Sales in States of Indiana, Illinois, Iowa and Wisconsin. Sales begin by contacting existing dealers in such as Meyer Plastics.		Phase Five	September 1, 2007 - February 28, 2008	Focus primarily on existing Thruflow Customers

Canada				Review possible companies for merger/acquisition

Hire additional Sales Rep		Phase Six	March 1, 2008 - February 28, 2009	Sales rep to complete Thruflow training program

Maintain Sales by constantly monitoring Dealer success in Michigan	Trade shows and advertise in Marina and Boatyard Today Media

Maintain Sales by constantly monitoring Dealer success Ohio, Pennsylvania and New York Sales	Create distribution partnerships defining exclusivity and future compensation plans

Maintain Sales by constantly monitoring Dealer success States of Indiana, Illinois, Iowa and Wisconsin.	Increase market and sales focus on Big Box Company Sales

Roll out Sales in Canada with expanded and trained dealer force. The sales roll out plan would call for implementation to begin on the Canadian East coast and move West as each province Dealer education Program was completed
Direct Mail Campaign and advertise in Marina Dock Media

Product Research and Development

We do not plan to conduct any significant research or development activities in the coming twelve month period.

Expected Purchase or Sale of Plant and Equipment

We have no current plan to buy any specific additional plant or equipment in the coming twelve-month period.

Expected Changes in Number of Employees

We expect to hire three additional employees, other than Mr. Tully and Mr. Kjeldsen, in the twelve-month period beginning on August 1, 2005, two sales managers and one office manager. In the following year, we expect to add two sales representatives, and in the next year following, we expect to add two more sales representatives.

Description of Property

We maintain our sole office at 1775 Lakeshore Rd, Sarnia, Ont N7X1B9, Canada. Our office is in Mr. Tully's home, and Mr. Tully does not charge rent to the company. We expect to maintain this office until November 1, 2005.

We have conducted preliminary research and inquiries, and we have found there are numerous suitable locations available in Port Huron, Michigan at competitive lease price. Space is available from 6,000 sq ft to 10,000 sq ft. Such space is suitable for both office and warehouse space. We have not yet signed a lease for any property in Port Huron. To assist Lutcam in its initial year of operation Thruflow has agreed to ship F.O.B all orders from their location in Wallaceburg, Ontario Canada to any sales to either end user or distributor generated by Lutcam.

Market for Common Equity and Related Stockholder Matters

Lutcam has no public trading market. In an effort to provide some liquidity for Lutcam's shareholders and create a public market for its securities, Lutcam intends to file a Form 15c2-11 so that it may obtain a listing on the Over the Counter Bulletin Board ("OTC BB") upon this offering becoming effective. However, there is no guarantee that Lutcam will obtain a listing on the OTC BB or that a public market for Lutcam's securities will develop even if a listing on the OTC BB is obtained.

Record Holders

As of June 15, 2005, we have two shareholders of record holding a total of 2,500,000 shares of common stock. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

Lutcam has not declared any cash dividends since inception and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the board of directors and will depend on Lutcam's earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit Lutcam's ability to pay dividends on its common stock other than those generally imposed by applicable state law.

EXECUTIVE COMPENSATION

No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer or employee of Lutcam during the years 2003 and 2004, since Lutcam's founding. The following table and the accompanying notes provide summary information for 2003 and 2004 concerning cash and non-cash compensation paid or accrued by our officers.

Summary Compensation Table
		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options	All Other Compensation
Kerry Tully, Director, President, and CFO	2004	0	-	-	-	-	-
	2003	0	-	-	-	-	-

Dennis Kjeldsen, Director, and Secretary	2004	0	-	-	-	-	-
	2003	0	-	-	-	-	-

Compensation of Directors

Lutcam's directors are not currently compensated for their services as directors of Lutcam.

FINANCIAL STATEMENTS

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Lutcam, Inc.
Sarnia, Canada

We have audited the accompanying balance sheet of Lutcam, Inc. as of December 31, 2004 and 2003, and the related statements of operations, of shareholder’s equity (deficit) and of cash flows for each of the periods ended December 31, 2004 and 2003 and the period July 30, 2003 (date of inception) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lutcam, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the periods ended December 31, 2004 and 2003, and the period July 30, 2003 (date of inception) through December 31, 2004 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not yet commenced operations. This factor raises substantive doubt as to the Company’s ability to obtain long-term debt or equity financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WONG JOHNSON & ASSOCIATES
A Professional Corporation
Temecula, California
June 8, 2005

LUTCAM, INC.
(A Development Stage Company)
Balance Sheet

	December 31, 2004	December 31, 2003

ASSETS
Current assets
Cash	$ 3,283	$ 15,310

Total current assets	3,283	15,310

Total assets	$ 3,283	$ 15,310

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$ 5,110	$ 3,000
Shareholder loan	490	490

Total current liabilities	5,600	3,490

Long term liabilities

Total liabilities	5,600	3,490

Shareholders' equity (deficit)
Common Stock, $0.001 par value
Authorized: 75,000,000 shares
Issued and outstanding, 2,500,000 shares	2,500	2,500
Additional paid in capital	22,500	22,500
Deficit accumulated during the development stage	(27,317)	(13,180)

Total shareholders' equity (deficit)	(2,317)	11,820

Total liabilities and shareholders' equity (deficit)	$ 3,283	$ 15,310

The accompanying notes are an integral part of these financial statements.

LUTCAM, INC.
(A Development Stage Company)
Statement of Operations

	For the year ended December 31, 2004	Period from July 30, 2003 (date of inception) to December 31, 2003	Period from July 30, 2003 (date of inception) to December 31, 2004

Revenue	$- -	$- -	$- -

Cost of Sales

Operating loss	-	-	-

General and administrative expenses:
Professional fees	13,810	13,000	26,810
Other admin	327	180	507

Total General and administrative expenses	14,137	13,180	27,317

Net loss	$ (14,137)	$ (13,180)	$ (27,317)

Loss per common share:
Basic	$ (0.01)	$ (0.01)	$ (0.01)
Diluted	$ (0.01)	$ (0.01)	$ (0.01)

Weighted average shares outstanding:
Basic	2,500,000	2,500,000	2,500,000
Diluted	2,500,000	2,500,000	2,500,000

The accompanying notes are an integral part of these financial statements.

(A Development Stage Company)
Statement of Shareholders’ Equity (deficit)

				Deficit
	Common Stock		Additional	Accumulated	Total
	Number		Paid In	during the	Shareholders'
	of Shares	Amount	Capital	Development Stage	Equity (Deficit)
Inception, July 30, 2003	-	$ -	$ -	$ -	$ -
Common stock issued for:
Cash, October 2003	2,500,000	2,500	22,500		25,000
Net loss for period July 30, 2003 to
December 31, 2003				(13,180)	(13,180)
Balance, December 31, 2003	2,500,000	2,500	22,500	(13,180)	11,820
Net loss for the year ended
December 31, 2004				(14,137)	(14,137)

Balance, September 30, 2004	2,500,000	$ 2,500	$ 22,500	$ (27,317)	$ (2,317)

The accompanying notes are an integral part of these financial statements.

LUTCAM, INC.
(A Development Stage Company)
Statement of Cash Flows

	For the year ended December 31, 2004	Period from July 30, 2003 (date of inception) to December 31, 2003	Period from July 30, 2003 (date of inception) to December 31, 2004

Cash flows from operating activities:
Net loss	$ (14,137)	$ (13,180)	$ (27,317)
Adjustments to reconcile net loss to net cash
(used) provided by operating activities:
Change in operating assets and liabilities:
Increase in accounts payable and accrued liabilities	2,110	3,000	5,110
Net cash used by operating activities	(12,027)	(10,180)	(22,207)
Cash flows from financing activities:
Common stock issued for cash		25000	25,000
Due to related parties		490	490
Net cash provided by financing activities	-	25,490	25,490
Net increase (decrease) in cash	(12,027)	15,310	3,283
Cash, beginning of the period	15,310	-	-
Cash, end of the period	$ 3,283	$ 15,310	$ 3,283

Supplemental cash flow disclosure:
Interest paid	$- -	$- -	$- -
Taxes paid	$- -	$- -	$- -

The accompanying notes are an integral part of these financial statements.

LUTCAM, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2004
1.	Organization

Lutcam, Inc. (the “Company”) was incorporated under the laws of the State of Nevada during July 2003. During February 2004, the Company entered into a revised distribution agreement with Thruflow, Inc. (“Thruflow”) to distribute interlocking deck products bearing the “Thruflow Interlocking” trademark on an exclusive basis throughout selected territories in the United States.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company has not yet commenced operations. This factor, among others, raises substantial doubt as to its ability to obtain long-term debt or equity financing in order to have the necessary resources to market the Company’s new products. Company management believes that in the event the self-underwritten offering is not successful, cash to support operations may be available through sales of Thruflow Interlocking products. Pursuant to a Distribution Agreement dated February 2, 2004, the Company will have exclusive sales rights in the States of Michigan, Ohio, Pennsylvania and New York and non-exclusive sales rights in Canada and the States of Indiana, Illinois, Iowa and Wisconsin. In addition, in the event that there is a shortfall in the funding, the shortfall will be made up by funding from a Revolving Line of Credit Agreement dated February 9, 2005 in which Mr. Otto Kjeldsen, principal owner of Thruflow, has committed to loan the company up to five hundred thousand dollars ($500,000).

Accordingly, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classifications or liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

Fair Value of Financial Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments.” SFAS No. 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s financial instruments as of December 31, 2004 and 2003 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts payable and accrued expenses. The fair value of related party payables is not determinable.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

LUTCAM, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2004

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with SFAS 128, Earnings Per Share for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilative convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby we used to purchase common stock at the average market price during the period.

The Company has no potentially dilutive securities outstanding as of December 31, 2004 and 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates. Significant estimates made by management are, among others, realizability of long-lived assets, deferred taxes and stock option valuation.

2.	Capital Structure

During the period from inception through December 31, 2004, the Company entered into the following equity transactions:

•	Sold 2,000,000 shares of common stock at $.01 per share for $20,000
•	Sold 500,000 shares of common stock at $.01 per share for $5,000

As of December 31, 2004, the Company has authorized 75,000,000 of $0.001 par common stock. As of December 31, 2004 and 2003, 2,500,000 shares were issued and outstanding.

3.	Commitments

During July 2003, the Company entered into a distribution agreement with Thruflow to distribute interlocking deck products bearing the “Thruflow Interlocking” trademark on an exclusive basis throughout selected territories in the United States. As of December 31, 2003, the Company was the exclusive distributor for the State of Michigan. The agreement is for a period of five years (”initial term”) and renews for an additional five-year term, provided that the Company is not in default of the terms of the agreement and notifies Thruflow in writing prior to the expiration of the initial term. The agreement requires the Company to make minimum monthly purchases of $100,000 from Thruflow and maintain annual sales growth of at least 15% annually. The Company shall pay Thruflow for the products based upon the most recent price list and shall have the right to establish its own selling price for such products to customers within its territories. Upon termination of the agreement, each party shall reconvey and release to the other party all rights and privileges granted by the agreement and any amounts owning to either party would be immediately payable.

LUTCAM, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2004

During February 2004, the distribution agreement was revised with Thruflow to distribute interlocking deck products on an exclusive basis in the States of Michigan, Ohio, Pennsylvania and New York. The Company was also granted non-exclusive distribution rights in Canada and the States of Indiana, Illinois, Iowa and Wisconsin. The agreement is for a period of ten years (”initial term”) and renews for an additional ten-year term at the sole discretion of Thruflow. The agreement requires the Company to maintain annual sales growth of at least 15%, as well as, provide various monthly and annual sales reports.

4.	Litigation

There are no significant legal proceedings against the Company with respect to matters arising in the ordinary course of business.

5.	Related Party

One of the Company’s directors is the son of the president and principal owner of Thruflow.

LUTCAM, INC.
(A Development Stage Company)
Balance Sheet
June 30, 2005

	June 30, 2005	December 31, 2004
	(unaudited)

ASSETS
Current assets
Cash	$ 693	$ 3,283

Total current assets	693	3,283

Total assets	$ 693	$ 3,283

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$ 9,910	$ 5,110
Shareholder loan	420	490

Total current liabilities	10,330	5,600

Long term liabilities

Total liabilities	10,330	5,600

Shareholders' deficit
Common Stock, $0.001 par value
Authorized: 75,000,000 shares
Issued and outstanding, 2,500,000 shares	2,500	2,500
Additional paid in capital	22,500	22,500
Deficit accumulated during the development stage	(34,637)	(27,317)

Total shareholders' deficit	(9,637)	(2,317)

Total liabilities and shareholders' deficit	$ 693	$ 3,283

The accompanying notes are in integral part of these financial statements.

LUTCAM, INC.
(A Development Stage Company)
Statement of Operations
June 30, 2005

	For the three months ended June 30, 2005 (unaudited)	For the three months ended June 30, 2004 (unaudited)

Revenue	$ -	$ -

Cost of Sales

Operating loss	-	-

General and administrative expenses:
Professional fees	5,150
Other admin		225

Total General and administrative expenses	5,150	225

Net loss	$ (5,150)	$ (225)

Loss per common share:
Basic	$ (0.00)	$ (0.00)
Diluted	$ (0.00)	$ (0.00)

Weighted average shares outstanding:
Basic	2,500,000	2,500,000
Diluted	2,500,000	2,500,000

The accompanying notes are in integral part of these financial statements.

LUTCAM, INC.
(A Development Stage Company)
Statement of Operations
June 30, 2005

	For the six months ended June 30, 2005 (unaudited)	For the six months ended June 30, 2004 (unaudited)	Period from July 30, 2003 (date of inception) to June 30, 2005 (unaudited)

Revenue	$ -	$ -	$ -

Cost of Sales

Operating loss	-	-	-

General and administrative expenses:
Professional fees	7,320	14,500	34,130
Other admin		327	507

Total General and administrative expenses	7,320	14,827	34,637

Net loss	$ (7,320)	$ (14,827)	$ (34,637)

Loss per common share:
Basic	$ 0.00)	$ (0.01)	$ (0.01)
Diluted	$ (0.00)	$ (0.01)	$ (0.01)

Weighted average shares outstanding:
Basic	2,500,000	2,500,000	2,500,000
Diluted	2,500,000	2,500,000	2,500,000

The accompanying notes are in integral part of these financial statements.

LUTCAM, INC.
(A Development Stage Company)
Statement of Shareholders’ Equity
June 30, 2005

				Deficit
	Common	Stock	Additional	Accumulated	Total
	Number		Paid In	during the	Shareholders'
	Of Shares	Amount	Capital	Development Stage	Equity (Deficit)
Inception, July 30, 2003		$ -	$ -	$ -	$ -

Common stock issued for Cash, October 2003	2,500,000	2,500	22,500		25,000

Net loss for period July 30, 2003 to December 31, 2003				(13,180)	(13,180)

Balance, December 31, 2003	2,500,000	2,500	22,500	(13,180)	11,820

Net loss for the year ended December 31, 2004				(14,137)	(14,137)

Balance, December 31, 2004	2,500,000	2,500	22,500	(27,317)	(2,317)

Net loss for the six months ended June 30, 2005 (unaudited)				(7,320)	(7,320)

Balance, June 30, 2005	2,500,000	$ 2,500	$ 22,500	$ (34,637)	$ (9,637)

The accompanying notes are in integral part of these financial statements.

LUTCAM, INC.
(A Development Stage Company)
Statement of Cash Flows
June 30, 2005

	For the six months ended June 30, 2005 (unaudited)	For the six months ended June 30, 2004 (unaudited)	Period from July 30, 2003 (date of inception) to June 30, 2005 (unaudited)

Cash flows from operating activities:
Net loss	$ (7,320)	$ (14,827)	$ (34,637)
Adjustments to reconcile net loss to net cash
used by operating activities:
Change in operating assets and liabilities:
Increase in accounts payable and accrued liabilities	4,800	8,000	9,910
Net cash used by operating activities	(2,520)	(6,827)	(24,727)
Cash flows from financing activities:
Common stock issued for cash			25,000
Due to related parties	(70)		420
Net cash (used) provided by financing activities	(70)	-	25,420
Net increase (decrease) in cash	(2,590)	(6,827)	693
Cash, beginning of the period	3,283	15,310	-
Cash, end of the period	$ 693	$ 8,483	$ 693

Supplemental cash flow disclosure:
Interest paid	$ -	$ -	$ -
Taxes paid	$ -	$ -	$ -

The accompanying notes are in integral part of these financial statements.

Lutcam, Inc.
(A Developmental Stage Company)
Notes to Financial Statements
June 30, 2005

1. Organization

Lutcam, Inc. (the “Company”) was incorporated under the laws of the State of Nevada during July 2003. During February 2004, the Company entered into a revised distribution agreement with Otron Tech Inc. to distribute interlocking deck products bearing the “ThruFlow Interlocking” trademark on an exclusive basis throughout selected territories in the United States.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company has not yet commenced operations. This factor, among others, raises substantial doubt as to its ability to obtain long-term debt or equity financing in order to have the necessary resources to market the Company’s new products. Company management believes that in the event the self-underwritten offering is not successful, cash to support operations may be available through sales of ThruFlow Interlocking products. Pursuant to a Distribution Agreement dated February 2, 2004, the Company will have exclusive sales rights in the States of Michigan, Ohio, Pennsylvania and New York and non-exclusive sales rights in Canada and the States of Indiana, Illinois, Iowa and Wisconsin. In addition, in the event that there is a shortfall in the funding, the shortfall will be made up by funding from a Revolving Line of Credit Agreement dated February 9, 2005 in which Mr. Otto Kjeldsen, principal owner of Otron, has committed to loan the company up to five hundred thousand dollars ($500,000).

Accordingly, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classifications or liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

Unaudited Interim Financial Information

The accompanying interim period financial statements together with the related notes are unaudited and, in the opinion of management, include all normal recurring adjustments that the Company considers necessary. Certain information and note disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The interim period financial statements should be read in connection with the audited financial statements and accompanying footnotes.

Lutcam, Inc.
(A Developmental Stage Company)
Notes to Financial Statements
June 30, 2005

The results of operations for the six-month period ended June 30, 2005 are not necessarily indicative of operating results to be expected for the full year.

Fair Value of Financial Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments.” SFAS No. 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s financial instruments as of June 30, 2005 and December 31, 2004 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts payable and accrued expenses. The fair value of related party payables is not determinable.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with SFAS 128, Earnings Per Share for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilative convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby we used to purchase common stock at the average market price during the period.

The Company has no potentially dilutive securities outstanding as of June 30, 2005 and December 31, 2004.

Lutcam, Inc.
(A Developmental Stage Company)
Notes to Financial Statements
June 30, 2005
Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates. Significant estimates made by management are, among others, realizability of long-lived assets, deferred taxes and stock option valuation.

3. Capital Structure

During the period from inception through June 30, 2005, the Company entered into the following equity transactions:

a. Sold 2,000,000 shares of common stock at $.01 per share for $20,000
b. Sold 500,000 shares of common stock at $.01 per share for $5,000

As of June 30, 2005, the Company has authorized 75,000,000 of $0.001 par common stock. As of June 30, 2005, 2,500,000 shares were issued and outstanding.

4. Commitments

During July 2003, the Company entered into a distribution agreement with Otron to distribute interlocking deck products bearing the “ThruFlow Interlocking” trademark on an exclusive basis throughout selected territories in the United States. During February 2004, the Company and Orton revised the terms, territories and commencement period of the distribution agreement. The revised distribution agreement with Otron allows the Company to distribute interlocking deck products on an exclusive basis in the states of Michigan, Ohio, Pennsylvania and New York. The Company was also granted non-exclusive distribution rights in Canada and the states of Indiana, Illinois, Iowa and Wisconsin. The agreement is for a period of ten years (”initial term”) and renews for an additional ten-year term at the sole discretion of Otron. The agreement requires the Company to maintain annual sales growth of at least 15%, as well as, provide various monthly and annual sales reports.

5. Litigation

There are no significant legal proceedings against the Company with respect to matters arising in the ordinary course of business.

Lutcam, Inc.
(A Developmental Stage Company)
Notes to Financial Statements
June 30, 2005

6. Related Party

One of the Company’s directors is the son of the president and principal owner of Otron.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Lutcam will incur the following expenses in connection with this offering:

Amount
$20.25	Registration Fees
$18,000.00	Legal Fees in connection with the registration statement.
$7,500.00	Accounting Fees
$850.00	Transfer Agent Fees
$150.00	Printing Costs
$26,520.25	Total Fees

RECENT SALES OF UNREGISTERED SECURITIES

On October 28, 2003, Lutcam sold 500,000 shares of common stock to Director Dennis Kjeldsen at a price of one cent ($0.01) per share for a total of $5,000, without underwriting discounts or commissions.

On October 23, 2003, Lutcam sold 2,000,000 shares of common stock to Director Kerry Tully at a price of one cent ($0.01) per share for a total of $20,000, without underwriting discounts or commissions.

Lutcam relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. Lutcam made this offering based on the following factors: (1) the issuance was an isolated private transaction by Lutcam which did not involve a public offering; (2) there was only two offerees, both of whom were affiliates of Lutcam; (3) the offerees did not resell the stock but continue to hold it until the present; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the sale of the stock took place directly between the offerees and Lutcam.

EXHIBITS

Exhibit Number	Page	Description
3.1		Articles of Incorporation for Lutcam, Inc., filed July 30, 2003	*
3.2		Bylaws of Lutcam	*
5		Legal Opinion and Consent of Counsel	**
10.1		Distribution Agreement between Lutcam and Otron Tech	*
10.2		Lutcam, Inc. Subscription Agreement	*
10.3		Letter from Thruflow, Inc.	*
10.4		Revolving Line of Credit Agreement	**
23		Consent of Independent Auditors	**
* incorporated by reference ** attached as exhibit

UNDERTAKINGS

The Company hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10 (a) (3) of the Securities Act of 1933;
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a  fundamental change in the information in the registration statement.
(iii) Include any additional or changed material information on the plan of distribution

(2) For determining liability under the Securities Act of 1933, the Company will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time will be deemed to be the initial bona fide offering.

(3) The Company will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A-5 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sarnia, Ontario, Canada, on September 22, 2005.

Lutcam, Inc.

Signature	Title	Date
/s/ Kerry Tully _______________________________ Kerry Tully	Director, Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer	September 22, 2005

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Date
/s/ Kerry Tully _______________________________ Kerry Tully Director, Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer	September 22, 2005
/s/ Dennis Kjeldsen _______________________________ Dennis Kjeldsen Director and Secretary	September 22, 2005